UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2016

Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2016, Vishay Precision Group, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Pacific Instruments, Inc. (“Pacific”), Pacific’s shareholders and owners (collectively, the “Sellers”), and John Hueckel, as Representative. Pursuant to the Purchase Agreement, and subject to the conditions thereof, the Company will acquire all of the outstanding capital stock of Pacific at the closing under the Purchase Agreement, for a purchase price of $11.0 million, subject to customary adjustments (the “Pacific Acquisition”). The Company expects to use borrowings under its credit facility to fund the purchase price under the Purchase Agreement. Of the purchase price paid at closing, $1.2 million will be held in escrow to satisfy certain claims that we may make against Sellers in accordance with the terms of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. Certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Company and Sellers, rather than establishing matters of fact. Accordingly, the representations and warranties in the Purchase Agreement do not necessarily constitute the actual state of facts about the Company, Pacific and Sellers.

The Sellers’ and the Company’s obligations to consummate the Pacific Acquisition are subject to customary conditions, including, among other things, that no pending legal action exists at the time of closing that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by the Purchase Agreement, the continuing accuracy of each party’s representations and warranties, and the satisfaction of each party’s pre-closing covenants.

The foregoing summary description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2016, the Board of Directors (the “Board”) of the Company appointed Janet Clarke as a member of the Board, effective immediately. Ms. Clarke’s initial term will expire at the annual meeting of stockholders in 2016.

Ms. Clarke’s annual compensation will be consistent with the terms of the Company’s 2014 Non-Executive Director Compensation Plan (the “Plan”), as described in the Company’s proxy statement for the 2015 annual meeting of stockholders, filed with the U. S. Securities and Exchange Commission on April 10, 2015, under the heading “Director Compensation.” On April 2, 2016, the Company granted to Ms. Clarke restricted stock units of the Company with a grant date fair value of approximately $6,300, which represents a pro-rated portion of the annual equity grant made to non-executive directors pursuant to the Plan. These restricted stock units will vest on the date of the annual meeting of stockholders in 2016, subject to Ms. Clarke’s continued service as a director on such date. In addition, in connection with her appointment, Ms. Clarke received a cash retainer of $4,438, which represents a pro-rated portion of the annual cash retainer paid to non-executive directors pursuant to the Plan.

In addition, Ms. Clarke entered into an indemnification agreement with the Company effective April 2, 2016, substantially in the form of the indemnification agreement entered into between the Company and its other directors and executive officers.

There is no arrangement or understanding between Ms. Clarke and any other persons pursuant to which Ms. Clarke was selected as a director. There are no related party transactions involving Ms. Clarke that are reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On March 31, 2016, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

On April 5, 2016, the Company issued a press release announcing the appointment of Ms. Clarke. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1*
Stock Purchase Agreement, dated March 30, 2016, by and among Vishay Precision Group, Inc., Pacific Instruments, Inc., the shareholders of Pacific Instruments, Inc., John Hueckel and Norman Hueckel as Owners, and John Hueckel, as Representative.

99.1	Press release, dated March 31, 2016.
99.2	Press release, dated April 5, 2016.
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* Pursuant to Item 601(b)(2) of Regulation S-K schedules and exhibits have been omitted and will be furnished supplementally to the SEC upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.

Date: April 5, 2016	By:	/s/ William M. Clancy
Name: William M. Clancy
Title: Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1*
Stock Purchase Agreement, dated March 30, 2016, by and among Vishay Precision Group, Inc., Pacific Instruments, Inc., the shareholders of Pacific Instruments, Inc., John Hueckel and Norman Hueckel as Owners, and John Hueckel, as Representative.

99.1	Press release, dated March 31, 2016.
99.2	Press release, dated April 5, 2016.